SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

Energy Recovery, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.
(3)	Filing Party:
(4)	Date Filed:

Energy Recovery, Inc.

Notice of Annual Meeting of Stockholders
To Be Held On June 18, 2013

Dear Stockholders,

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Energy Recovery, Inc., a Delaware corporation (the “Company” or “Energy Recovery”) will be held on Tuesday, June 18, 2013, at 10:00 a.m. Pacific Daylight Time.  The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.

The purpose of the meeting is:

1.	the election of Mr. Arve Hanstveit and Mr. Hans Peter Michelet as Class II directors to serve until our 2016 annual meeting (or until their successors are elected and qualified);

2.	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	advisory approval of the Company’s executive compensation; and

4.	other business that may properly come before the meeting and any adjournment or postponement.

These items of business are more fully described in the attached Proxy Statement, which is part of this Notice.

Only stockholders who owned stock at the close of business on April 22, 2013 may attend and vote at the meeting or any postponement or adjournment of the meeting.

Whether or not you expect to attend the annual meeting of stockholders in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

At the meeting, we will also report on our 2012 business results and other matters of potential interest to our stockholders.

By Order of the Board of Directors,

Thomas S. Rooney, Jr.
President and Chief Executive Officer

San Leandro, California
April 26, 2013

Stockholders of record can vote their shares by using the internet or the telephone.  Instructions for using these convenient services are set forth on the enclosed proxy card.  Stockholders may also vote their shares by marking, signing, dating, and returning the proxy card in the enclosed postage-prepaid envelope.

If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so.  Your proxy is revocable in accordance with the procedures described in the proxy statement.

i

TABLE OF CONTENTS
Page
Change in Control Severance Plan	22
Severance and Termination Compensation	23
Tax Deductibility	23
Compensation Committee Report	23
Summary Compensation Table	24
Grants of Plan-Based Awards in 2012	25
Employment Arrangements with Named Executive Officers	26
Outstanding Equity Awards as of December 31, 2012	29
Option Exercises and Stock Vested in 2012	30
Potential Payments Upon Termination or Change in Control	30
Key Defined Terms of the Change in Control Plan	31
Benefits under the Change in Control Plan	33

EQUITY COMPENSATION PLANS	34

REPORT OF THE AUDIT COMMITTEE	34

DIRECTORS AND MANAGEMENT	35

RELATED PERSON POLICIES AND TRANSACTIONS	38

CODE OF BUSINESS CONDUCT AND ETHICS	38

STOCKHOLDER PROPOSALS	39

OTHER MATTERS	39
Section 16(a) Beneficial Ownership Reporting Compliance	39
Other Matters	39

Form 10-K ANNUAL REPORT	39

ii

ENERGY RECOVERY, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2013

This proxy statement (“Proxy Statement”) applies to the solicitation of proxies by the Board of Directors of Energy Recovery, Inc. for use at the 2013 Annual Meeting of Stockholders to be held on Tuesday, June 18, 2013 at 10:00 a.m. Pacific Daylight Time.  The Annual Meeting will take place at the Company’s headquarters, located at 1717 Doolittle Drive, San Leandro, CA 94577.  The telephone number at that location is (510) 746-7370.  This Proxy Statement, the accompanying proxy, and our Form 10-K for the fiscal year ended December 31, 2012 (the “2012 Annual Report”) are being sent by mail to stockholders on or about May 10, 2013.

ABOUT THE MEETING

1.	What is the purpose of the meeting?

All holders of shares of common stock of record at the close of business on April 22, 2013, (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and all adjournments or postponements thereof.  At the meeting, our stockholders will vote on:

1.	the election of Mr. Arve Hanstveit and Mr. Hans Peter Michelet as Class II directors to serve until our 2016 annual meeting (or until their successors are elected and qualified);

2.	the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	advisory approval of the Company’s executive compensation; and

4.	other business that may properly come before the meeting and any adjournment or postponement.

2.	How do I vote?

If you are a record holder of our common shares, you can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.  If you plan to vote in person, you must bring the enclosed proxy card and proof of identification to the meeting.

To vote by proxy, you can direct your vote as follows:

•	By Mail: Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	By Telephone: Follow the instructions on the proxy card to vote by telephone, or

•	By Internet: Follow the instructions on the proxy card to vote by internet.

To ensure that your vote is counted, please submit your vote by June 17, 2013.

If your shares are held for you in an account with a broker or other nominee, you will receive voting instructions from your nominee rather than a proxy card.  To vote, please follow the voting instructions sent by your broker or other nominee.  If you return your voting instructions timely, your broker or other nominee will then include your vote in the appropriate proxy card held by the record holder.  If your shares are held in the name of a broker or other nominee, you cannot vote in person at the Annual Meeting unless you first obtain a legal proxy from your nominee and present it at the Annual Meeting.

3.	How many votes do I have?

On each matter to be voted upon, you have one (1) vote for each share of common stock you own as of the Record Date.

4.	Can I change my vote after submitting my proxy?

If you are the record holder of your shares, you can withdraw or revoke your proxy at any time before the final vote at our Annual Meeting by:

•	delivering to the Company (to the attention of Juan Otero, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date;

•	submitting a new proxy via the Internet or telephone in accordance with the instructions on your original form of proxy; or

•
attending the Annual Meeting and voting in person, in which case you must specifically revoke any previously returned proxy before you vote in person.  Attending the Annual Meeting in person will not by itself revoke any prior proxy.

5.	What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” our two director nominees and “FOR” the other proposals made in this Proxy Statement.  If any other matter is properly presented at the meeting, the Company representative authorized to vote on your behalf as your proxy will vote your shares using his or her best judgment.

6.	Who pays for the expenses related to the preparation and mailing of the Proxy Statement?

The Company will bear the costs of soliciting proxies, including the costs for the preparation, assembly, printing, and mailing of the Proxy Statement and related proxy materials.  In addition, the Company will reimburse brokerage firms and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners of those shares.  Proxies may be solicited by certain of the Company’s directors, officers, and regular employees, without additional compensation, either personally, by telephone, facsimile, or mail.

7.	Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2013, the Record Date, will be entitled to notice of, and to vote at, our Annual Meeting.  On the Record Date, the Company had 51,022,984 shares of common stock outstanding.

8.	Will there be any other items of business on the agenda?

We do not know of any business to be considered at the meeting other than the proposals described in this Proxy Statement; however, the proxy holders (who are management representatives named on the proxy card) may vote using their discretion with respect to any other matters properly presented for a vote at the meeting.

9.	How many votes are required for the approval of each item?

•
Proposal No. 1 (election of directors):  The candidates who receive the greatest number of votes cast at the Annual Meeting will be elected, provided that a quorum is present.  The Board recommends a vote “FOR” all nominees.

•
Proposal No. 2 (ratification of BDO USA, LLP as our independent registered public accounting firm) and Proposal No. 3 (advisory approval of the Company’s executive compensation):  An affirmative vote of a majority of the shares of the Company’s common stock present and entitled to vote is required to approve Proposals No. 2 and No. 3, provided that a quorum is present.  The Board recommends a vote “FOR” each of the Proposals No. 2 and No. 3.

10.	What is the quorum requirement?

A “quorum” of stockholders must be present for us to hold a valid meeting of stockholders.  Stockholders representing a majority (more than 50%) of the voting power of our outstanding common stock as of the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or if you vote in person at the meeting.  Stockholders who submit signed and dated proxies without specifying their votes and broker “non-votes” described below will be counted towards the quorum requirement.  If there is no quorum, the chairperson of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

11.	What is a record holder?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “record holder” of those shares.  In this case, you will receive a form of proxy card for record holders along with the other proxy materials.

12.	What is a beneficial owner?

If your shares are held in a stock brokerage account, by a bank, or by other nominee, those shares are registered with American Stock Transfer & Trust Company in the “street name” of the brokerage account, bank, or other nominee, and you are considered the “beneficial owner” of those shares.  If you are a beneficial owner, your broker or other nominee will send you a form of voting instructions (rather than a proxy card) along with the other proxy materials.

As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your shares by using the voting instruction form included in the mailing or by following the instructions on the voting instruction card for voting via the Internet or telephone.

If there are multiple beneficial owners in the same household, your broker or other nominee may send only one copy of the proxy materials to your household.  If you would like a separate copy of either document, please contact Juan Otero, Corporate Counsel and Secretary, at (510) 746-2561 or by mail at 1717 Doolittle Drive, San Leandro, California 94577.

If you are receiving multiple copies of these materials and would like to receive a single copy in the future, please contact your broker, bank, or other nominee, or you may contact the Company’s investor relations department to request a single copy only in the future.

13.	How are votes counted?

All shares of common stock represented by valid proxies will be voted in accordance with their instructions.  In the absence of instructions, proxies will be voted “FOR” Proposals 1, 2, and 3.

Brokers, banks, and other nominees may submit a proxy card for shares of common stock that they hold for a beneficial owner, but decline to vote on certain items because they have not received instructions from the beneficial owner.  These are called “Broker Non-Votes” and are not included in the tabulation of the voting results for the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal.  Consequently, Broker Non-Votes do not have an effect on the vote.

Brokers have the discretion to vote such shares for which they have not received voting instructions from the beneficial owners on routine matters, but not on non-routine matters.  The only routine matter up for vote this year is the ratification of the independent registered public accounting firm (Proposal No. 2).

A broker is prohibited from voting on a non-routine matter unless the broker receives specific voting instructions from the beneficial owner of the shares.  The election of directors (Proposal No. 1) and the advisory vote on executive compensation for 2012 (Proposal No. 3) are non-routine matters, and your broker cannot vote your shares on these proposals unless you have timely returned applicable voting instructions to your broker.

Abstentions have no effect on the outcome of voting for Proposal No. 1, election of directors.  Abstentions are treated as shares present or represented and voting regarding Proposals No. 2 and No. 3, so abstentions have the same effect as negative votes on those proposals.

14.	Who counts or tabulates the votes?

The votes of stockholders attending the Annual Meeting and voting in person will be counted or tabulated by an independent inspector of election.  For our meeting, a representative of Broadridge Investor Communications Solutions, Inc. will tabulate votes cast by proxy and in person.

15.	How do I access the proxy materials and annual report via the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2013.

This proxy statement, the 2012 Annual Report, and related proxy materials are available electronically at http://ir.energyrecovery.com

We are mailing physical copies of our notice, Proxy Statement, proxy, and 2012 Annual Report to our stockholders; however, you may also access these materials at the website noted above.

If you have previously chosen to receive the Proxy Statement and the 2012 Annual Report over the Internet, you will be receiving an e-mail on or about May 10, 2013 with information on how to access stockholder information and instructions for voting over the Internet.  Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time on June 17, 2013.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet.  Many brokerage firms participate in programs that provide eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet.  If a stockholder’s brokerage firm participates in such a program, a form from the broker will provide voting instructions.

Stockholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies.  Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.proxyvote.com.

Upon electing to view future Proxy Statements and Annual Reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials.  The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions.  Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy should contact either their broker or the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

As set by the Board of Directors under the Bylaws of the Company, the authorized number of directors of the Company will be eight as of the date of the 2013 Annual Meeting.

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the two nominees listed below for election as Class II directors at the Annual Meeting.  If elected, each newly elected director will serve until the 2016 Annual Meeting of Stockholders, until each director’s successor is duly elected and qualified, or until the director’s earlier removal or resignation.

Each of the nominees is currently a director of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires.

In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible.  In such event, the specific nominees to be voted for will be determined by the proxy holders.  The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected.  Each of the two nominees for director who receives the greatest number of votes will be elected.

Set forth below are the names, ages, and certain biographical information relating to the Class II director nominees as of April 22, 2013.

Name of Nominee	Age	Position with Company	Director Since

Arve Hanstveit (1)(2)(3)	58	Director	1995
Hans Peter Michelet	53	Director and Chairman of the Board	1995

(1)	Member and chairman of the Compensation Committee.
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

Arve Hanstveit has served as a member of our Board of Directors since 1995.  From 1997 through 2010, Mr. Hanstveit served as Partner and Vice President of ABG Sundal Collier, a Scandinavian investment bank, where he was responsible for advising U.S. institutional investors on equity investments in Nordic companies.  Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a Securities Analyst and as a Portfolio Manager for TIAA-CREF, a large U.S. institutional investor.  From 2007 through 2010, Mr. Hanstveit served on the Board of Directors of Kezzler AS, a privately-held Norwegian company that delivers secure track-and-trace solutions.  He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of accredited angel investors who provide equity capital for early-stage companies in the New York City area.  Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison.  The Board selected Mr. Hanstveit as a Director due to his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets, and his extensive knowledge of the Company, its products, and markets.

Hans Peter Michelet joined our Board of Directors in August 1995 and was appointed Chairman of the Board in September 2004.  From January 2005 to November 2007, Mr. Michelet served as our Interim Chief Financial Officer.  Before joining our Board, Mr. Michelet was a Senior Manager with Delphi Asset Management, an asset management firm based in Norway, and served as Chief Executive Officer of Fiba Nordic Securities, a Scandinavian investment bank.  He also held management positions with Finanshuset and Storebrand Insurance Corporation.  He became our Executive Chairman in March 2008 and transitioned to Non-Executive Chairman in June 2011.  Mr. Michelet is Executive Chairman of the Board of Directors of SynchroNet Logistics Inc., a maritime software-as-a-service (“SaaS”) provider, and a Director of Profunda AS, a commercial salmon breeding farm.  Mr. Michelet holds a B.A. in Finance from the University of Oregon.  The Board selected Mr. Michelet as a Director and its Chairman due to his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

BDO USA, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  Although the Company is not required to seek stockholder approval for its selection of independent registered public accounting firm, the Board believes that the practice constitutes sound corporate governance.  If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of independent registered public accounting firm.

A representative of BDO USA, LLP is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement and to respond to any questions.

Principal Accountant Fees and Services

The following table summarizes total fees that BDO USA, LLP, our independent registered public accounting firm, billed to us for its work in connection with fiscal years ended December 31, 2012 and 2011.

	2012	2011
Audit Fees (1)	$410,482	$431,305
Tax Fees (2)	1,340	7,500
Total	$411,822	$438,805

(1)
Audit fees represent fees for professional services related to the performance of the audit of our annual financial statements, review of our quarterly financial statements, and consents on SEC filings.

(2)	Tax fees include professional services related to the preparation of tax returns and for related compliance and consulting services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves audit, audit-related, tax, and non-audit services provided by our independent registered public accounting firm, BDO USA, LLP, and will not approve services that are impermissible under applicable laws and regulations.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision of that member to pre-approve specific services must be reported to the full Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE YEAR ENDING DECEMBER 31, 2013

PROPOSAL NO. 3

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 16 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2012 with respect to the executive officers named in the Summary Compensation Table on page 24.  The Board of Directors is asking our stockholders to cast a non-binding advisory vote to approve the following resolution:

“RESOLVED, that the stockholders of Energy Recovery, Inc. approve the compensation of the executive officers named in the Summary Compensation Table for 2012, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables, and the related footnotes and narrative accompanying the tables).”

We believe that the compensation of our executive officers and directors in 2012 supported our corporate goals, aligned with the long-term strategy of the Company to maximize stockholder value, and provided incentive for key employees to drive market share gains, revenue growth, cost reduction, product innovation, and market expansion for the Company.

Significant compensation decisions in 2012 were based on the following:

•	Substantial revenue growth due to a significant increase in market share, resulting from numerous awards of mega-projects around the world;

•
Strong improvement in gross profit margin due to cost savings realized through increased production volume, a favorable product mix, the consolidation of manufacturing operations in California, the vertical integration of ceramics processing, and other efficiency-enhancing measures;

•	Significant savings in operating expenses even in the context of an historically high investment in research and development; and

•	Tangible, measurable progress specific to expansion into the oil & gas market.

Compensation decisions in 2012 included the following:

•	The Company maintained the same compensation for directors in 2012 as that established in 2011, with an appropriate mix between fees and equity-based compensation;

•
Excluding new hire grants meant to attract new members of the management team along with the aforementioned director grants, the Company issued equity grants in accordance with the Long-Term Incentive Plan, with consideration given to position, years of service, individual performance, and existing levels of equity;

•
With input from the chief executive officer and the recommendation of the Compensation Committee, the Board of Directors approved certain increases in base compensation for named executive officers after considering individual performance, salary increases in prior years, and relative pay in comparison to other executives; and

•
With input from the chief executive officer and the recommendation of the Compensation Committee, the Board of Directors made a decision to fully fund the bonus pool for new and existing executives because the Company met or exceeded established financial and strategic objectives in 2012 that supported the Company’s annual budget and long-range strategic plan.  In assessing actual results and individual performance, executives were awarded bonuses commensurate with their individual contributions.

We believe that the compensation decisions enumerated above allowed the Company to retain and reward key employees in a manner that reflected their individual, respective contributions in the context of much-increased market share, significant revenue growth, vastly improved profitability, accelerated product innovation, and significant progress regarding expansion into the oil & gas market.  For these reasons, the Board is asking our stockholders to vote “FOR” this proposal.  Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.  We are providing this advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO. 3

BOARD AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The authorized size of the Board of Directors is currently eight and is divided into three classes, with each class serving for a staggered three-year term.  As of the date of the 2013 Annual Meeting, the Board of Directors will consist of three Class I directors, Mr. Paul Cook, Mr. Fred Olav Johannessen, and Dr. Marie-Elisabeth Paté-Cornell; two Class II directors, Mr. Arve Hanstveit and Mr. Hans Peter Michelet; and three Class III directors, Mr. Robert Yu Lang Mao, Mr. Thomas S. Rooney, Jr., and Mr. Dominique Trempont.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.  The term of the Class I directors ends at the annual meeting in 2015.  The current term of Class II directors ends at the annual meeting in June 2013, and the term of the Class II directors who are elected at the upcoming 2013 Annual Meeting will end at the annual meeting in 2016.  The term of Class III directors ends at the annual meeting in 2014.

Director Independence

Our Board of Directors has determined that Mr. Cook, Mr. Hanstveit, Mr. Johannessen, Mr. Mao, Dr. Paté-Cornell, and Mr. Trempont, representing a majority of our directors, are “independent directors” as defined in the listing rules of the NASDAQ Global Market LLC.  Consistent with the principles of the NASDAQ listing rules, the Board has also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the year ended December 31, 2012, the Board of Directors met eight times.  The Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  During the year ended December 31, 2012, no director attended fewer than 75% of all the meetings of the Board or its committees on which he or she served after becoming a member.  The Company encourages, but does not require, its directors to attend the annual meeting of stockholders.

The Audit Committee

The Audit Committee held four meetings in the year ended December 31, 2012.  The Committee consists of Mr. Hanstveit, Mr. Johannessen, Mr. Mao, and Mr. Trempont (committee chairman).

The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relating to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•
assisting the Board of Directors in monitoring the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, and the qualifications, independence, and performance of our independent registered public accounting firm;

•	providing to the Board of Directors information and materials to make the Board aware of significant financial and audit-related matters that require attention; and

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and annual and quarterly reports on Forms 10-K and 10-Q.

The Board has determined that all members of the Audit Committee are independent directors as defined in the listing rules of NASDAQ.  The Board has further determined that Mr. Trempont is an “audit committee financial expert” as defined by SEC rules.  The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com.

The Compensation Committee

The Compensation Committee held six meetings in the year ended December 31, 2012.  The members of the Compensation Committee are Mr. Cook, Mr. Hanstveit (committee chairman), Mr. Johannessen, Dr. Paté-Cornell, and Mr. Trempont.  The Compensation Committee is responsible for, among other things:

•
reviewing and approving, with respect to our chief executive officer and other executive officers, annual base salaries, annual incentive bonuses, equity compensation, employment agreements, severance arrangements, change of control agreements/provisions, and any other benefits, compensation, or arrangements;

•	administering our Amended and Restated 2008 Equity Incentive Plan and other employee benefit plans as may be adopted by us from time to time; and

•	recommending inclusion of the Compensation Discussion and Analysis in the Proxy Statement and our Annual Report on Form 10-K.

The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing rules of NASDAQ.  The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed on the Company’s website at www.energyrecovery.com.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held one meeting in the year ended December 31, 2012, consists of Mr. Hanstveit and Mr. Trempont (committee chairman).  The Nominating and Corporate Governance Committee is responsible for:

•	assisting the Board of Directors in identifying prospective director nominees and recommending to the Board the Director nominees for each annual meeting of stockholders;

•	evaluating the performance of current members of the Board of Directors;

•	developing principles of corporate governance and recommending them to the Board of Directors;

•	recommending to the Board of Directors persons to be members of each committee; and

•	overseeing the evaluation of the Board of Directors and management.

The Nominating and Corporate Governance Committee operated under a written charter setting forth the functions and responsibilities of the Committee.  A copy of the charter can be viewed on the Company’s website at www.energyrecovery.com.

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors.  Stockholders wishing to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company at 1717 Doolittle Drive, San Leandro, California 94577 and providing: (a) the candidate’s name, biographical data, and qualifications, (b) a document indicating the candidate’s willingness to act if elected, and (c) evidence of the nominating stockholder’s ownership of the Company’s common stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a policy of considering diversity specifically or formally in identifying nominees for directors.  In the past, when new directors have been added to our Board of

Directors, the Board or Nominating and Corporate Governance Committee has endeavored to select director candidates who have business, scientific, or regulatory specializations; technical skills; or other backgrounds that increased the range of experience and diversity of perspectives within our Board of Directors in ways that pertain to our current and future business goals.  The Committee also considers diversity in terms of gender, ethnic background, and national origin.

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or by the Nominating and Corporate Governance Committee itself.  The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

In reviewing potential candidates for the Board, the Nominating and Corporate Governance Committee considers numerous factors including:

•
whether or not the person has any relationships that might impair his or her independence, such as any business, financial, or family relationships with the Company, its management, its stockholders, or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company; and

•
the contribution that the person can make to the Board and the Company, with consideration given to the person’s experience in the fields of energy, technology, and manufacturing as well as leadership or entrepreneurial experience in business or education.

Of greatest importance is the individual’s integrity and ability to bring to the Company experience and knowledge in areas related to the Company’s current and future business.  The Board intends to continue using these criteria to evaluate candidates for election to the Board.  The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors as defined in the listing rules of NASDAQ.

Board Leadership Structure and Role in Risk Management

The offices of chairman and chief executive officer at our company are held by different individuals.  Mr. Michelet is currently chairman of the board and has served as our board chairman since September 2004.  Mr. Rooney has served as our president and chief executive officer since February 2011.  Mr. Rooney was appointed by the Board as a director in February 2011 and elected as a director by the stockholders in June 2011.  The Company believes that having the roles of chief executive officer and chairman of the board filled by different individuals enhances our internal system of checks and balances and the Board’s oversight role.  The practice also enables the chief executive officer to focus on the Company’s operations.

The Board’s role in risk oversight includes approving material expenditures and significant changes in company business practices.  The Board also receives and approves reports on key product development projects, organizational matters, and strategic initiatives.  In addition, the Audit Committee periodically considers and approves the company’s corporate investment policy and practices.  The Audit Committee also oversees and reviews related-person transactions.

Compensation Committee Interlocks and Insider Participation

None of our current executive officers serve on the Compensation Committee or the Board of Directors of another entity whose executive officer(s) serve(s) on the Company’s Compensation Committee or Board of Directors.

Communication between Stockholders and Directors

Our Board of Directors currently does not have a formal process for stockholders to send communications to the Board.  The Company, however, makes every effort to ensure that the views of stockholders are heard by the Board or individual directors and that the Company responds to stockholders on a timely basis.  The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to convey questions, comments, and observations that could be useful to the

Board.  Stockholders wishing to formally communicate with the Board of Directors may send communications directly to Juan Otero, Corporate Counsel and Secretary, c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, California 94577.

Director Compensation

Directors who are non-employees of the Company received the following fees for their services on the Board during the year ending December 31, 2012:

•	$50,000 annual retainer paid in quarterly installments for services as a member of the Board of Directors; or

•	$250,000 annual retainer paid in monthly installments for services as chairman of the Board of Directors.

Additionally, directors receive:

•	$15,000 annual retainer paid in quarterly installments for services as chairman of the Audit Committee;

•	$10,000 annual retainer paid in quarterly installments for services as chairman of the Compensation Committee; and

•	$5,000 annual retainer paid in quarterly installments for services as chairman of the Nominating and Corporate Governance Committee.

Our non-employee directors also receive:

•	an annual grant of stock options or restricted shares of common stock valued (based on market prices on the date of grant) at $45,000, with 100% vesting on the first anniversary of the grant date.

We have granted our non-employee directors the following number of options to purchase our common stock:

	2008	2009	2010	2011	2012
Paul Cook	100,000			39,042	45,708
Arve Hanstveit		100,000		39,042	45,708
Fred Olav Johannessen		100,000		39,042	45,708
Robert Yu Lang Mao			25,000	39,042	45,708
Hans Peter Michelet		250,000		39,042	45,708
Dr. Marie-Elisabeth Paté-Cornell		100,000		39,042	45,708
Dominique Trempont	100,000			39,042	45,708

All of the options to purchase shares of common stock granted to our directors before 2011 have a four-year vesting period, with 25% of the shares vesting one year after the vesting commencement date.  After that date, 1/48 of the shares vest every month.  Options granted in 2011 and 2012 have a one-year vesting period.  All options to directors were granted at the fair market value on the date of grant.

In addition to the equity awards depicted in the table above, in August 2010, the Company issued 29,500 shares of restricted stock awards to Mr. Cook in consideration of his consulting services to the Company.  These shares are fully vested.

Director Compensation for the Year Ended December 31, 2012

The table below summarizes the compensation paid to non-employee directors for the year ended December 31, 2012.  Mr. Rooney, who served as chief executive officer during 2012 and also as a director, is not included in the table below because he received compensation in 2012 only as an employee and did not receive additional compensation for services provided as a director:

Director	Fees Earned and Paid in Cash	Option Awards (1)	Total
Paul Cook	$50,000	$45,000	$95,000
Arve Hanstveit (2)	$60,000	$45,000	$105,000
Fred Olav Johannessen	$50,000	$45,000	$95,000
Robert Yu Lang Mao	$50,000	$45,000	$95,000
Hans Peter Michelet (3)	$250,000	$45,000	$295,000
Dr. Marie-Elisabeth Paté-Cornell	$50,000	$45,000	$95,000
Dominique Trempont (4)	$70,000	$45,000	$115,000

(1)
The amount in the Option Awards column sets forth the fair value on the grant date of the option awards granted in 2012.  These amounts do not state cash payments realized by the individual.  The method and assumptions used to calculate the fair value on the grant date of our equity awards is discussed in Note 12 of our notes to our financial statements included in our Annual Report on Form 10-K.  As of December 31, 2012, the number of shares underlying vested and unvested stock options held by each of the directors was: Paul Cook, 184,750; Arve Hanstveit, 184,750; Fred Olav Johannessen, 184,750; Robert Yu Lang Mao, 109,750; Hans Peter Michelet, 334,750; Dr. Marie-Elisabeth Paté-Cornell, 184,750; and Dominique Trempont, 184,750.  As of December 31, 2012, Mr. Cook also had 29,500 restricted stock awards that are fully vested and no longer restricted.

(2)	Mr. Hanstveit is a director and the chairman of the Compensation Committee.

(3)	Mr. Michelet is a director and chairman of the Board of Directors.

(4)	Mr. Trempont is a director, the chairman of the Audit Committee, and the chairman of the Nominating and Corporate Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 22, 2013 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the “Summary Compensation Table” on Page 24, and (iv) all directors and executive officers as a group.

To the Company’s knowledge, except as itemized in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.  The address of each executive officer and director is c/o Energy Recovery, Inc., 1717 Doolittle Drive, San Leandro, CA 94577.

	Shares Beneficially Owned (1)	Percent of Class (2)
5% or Greater Common Stockholders:
Marius Skaugen (3)	7,641,103	15.0%
Parkv.57 c/o B. Skaugen AS 0256
Oslo, Norway
ZBI Equities, L.L.C, Ziff Brothers Investment, L.L.C., Samana Capital, L.P., Morton Holdings, Inc., and Philip B. Korsant (4)	3,750,900	7.4%
35 Ocean Reef Drive, Suite 142
Key Largo, FL 33037
Ludvig Lorentzen AS (5)	3,176,059	6.2%
Postboks A, Bygdoy, 0211
Oslo, Norway
BlackRock, Inc. (6)	2,847,824	5.6%
40 East 52nd Street
New York, NY 10022

Directors, Named Executive Officers, and Current Group:
Arve Hanstveit (7)	1,834,750	3.6%
Fred Olav Johannessen (8)	1,586,867	3.1%
Hans Peter Michelet (9)	764,750	1.5%
Thomas S. Rooney, Jr. (10)	730,493	1.4%
Borja Sanchez-Blanco (11)	436,546	*
Dominique Trempont (12)	337,140	*
Alexander J. Buehler (13)	270,796	*
Paul Cook (14)	234,550	*
Dr. Marie-Elisabeth Paté-Cornell (15)	184,750	*
Robert Yu Lang Mao (16)	109,298	*
Dr. Prem Krish (17)	41,061	*
Nocair Bensalah (18)	28,807	*
All current named executive officers and directors as a group (12 persons) (19)	6,559,808	12.9%
*Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable, or exercisable within 60 days after April 22, 2013, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(2)	Percent of class is based on the number of shares of Common Stock outstanding as of April 22, 2013, the Record Date, which were 51,022,984 shares.

(3)
Based on a Schedule 13G/A and a Form 4 filed with the SEC on March 19, 2010 and April 29, 2010, respectively, which together showed 7,641,103 shares beneficially owned by Arvarius AS and 7,641,103 shares beneficially owned by Mr. Skaugen, the controlling stockholder of Arvarius.  Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner.  The shares reported by Arvarius include 800,000 shares that may be acquired under warrants exercisable within 60 days after April 22, 2013.

(4)
Based on a Schedule 13G/A filed with the SEC on February 14, 2013, which reported 3,750,900 shares beneficially owned by ZBI Equities, L.L.C., Ziff Brothers Investments, L.L.C., Samana Capital, L.P.; Morton Holdings, Inc., the general partner of Samana Capital, L.P.; and Philip B. Korsant.  Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner.

(5)
Based on a Schedule 13G filed with the SEC on February 14, 2013, which reported 2,385,725 shares beneficially owned by Ludvig Lorentzen AS and 3,176,059 shares beneficially owned by its controlling shareholder, Mr. Ole Peter Lorentzen, which included the 2,385,725 shares and shares held by him in other accounts.  Each reported shared voting and dispositive power over the shares respectively reported for that beneficial owner.

(6)	Based on a Schedule 13G/A filed with the SEC on February 8, 2013, which reported 2,847,824 shares beneficially owned by BlackRock, Inc. having sole voting and dispositive power.

(7)
Consists of 1,500,000 shares held by Mr. Hanstveit; 150,000 shares held by Mr. Hanstveit’s daughters; and options to purchase 184,750 shares of common stock that are exercisable within 60 days of April 22, 2013.  Mr. Hanstveit has shared voting and investment power over the shares that are owned by his daughters.

(8)
Consists of 1,019,500 shares held by Mr. Johannessen; 25,000 shares held by Mr. Johannessen’s wife; 120,000 shares held by Mr. Johannessen’s child; 55,417 shares held by Gallissas Ltd.; 182,200 shares held by Kalamaris Invest AS; and options to purchase 184,750 shares of common stock that are exercisable within 60 days of April 22, 2013.  Mr. Johannessen has shared voting and investment power over the shares that are owned by his child.  Mr. Johannessen is the sole stockholder of Gallissas Ltd. and is a controlling stockholder of Kalamaris Invest AS.

(9)	Consists of 430,000 shares held by Mr. Michelet and options to purchase 334,750 shares of common stock that are exercisable within 60 days of April 22, 2013.

(10)	Consists of options to purchase 730,493 shares of common stock that may be exercised within 60 days of April 22, 2013.

(11)
Consists of 20,550 shares held by Mr. Sanchez-Blanco, 833 restricted stock units that will vest, and options to purchase 415,163 shares of common stock that may be exercised within 60 days of April 22, 2013.

(12)	Consists of 146,140 shares held by Mr. Trempont, 6,250 shares held by a household member, and options to purchase 184,750 shares of common stock that may be exercised within 60 days of April 22, 2013.

(13)	Consists of options to purchase 270,796 shares of common stock that may be exercised within 60 days of April 22, 2013.

(14)	Consists of 49,800 shares held by Mr. Cook and options to purchase 184,750 shares of common stock that may be exercised within 60 days of April 22, 2013.

(15)	Consists of options to purchase 184,750 shares of common stock that may be exercised within 60 days of April 22, 2013.

(16)	Consists of 7,361 shares held by Mr. Mao as trustee of The R. Mao Trust and options to purchase 101,937 shares of common stock that are exercisable within 60 days of April 22, 2013.

(17)
Consists of 3,000 shares held jointly by Dr. Krish and his wife; 5,000 shares held by Dr. Krish’s wife; and options to purchase 33,061 shares of common stock that may be exercised within 60 days of April 22, 2013.

(18)	Consists of options to purchase 28,807 shares of common stock that may be exercised within 60 days of April 22, 2013.

(19)
Consists of 3,720,218 shares held by the 12 executive officers and directors as a group, 833 restricted stock units and shares of restricted stock that will vest, and options to purchase 2,838,757 shares of common stock that may be exercised within 60 days of April 22, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Results of 2012 “Say on Pay” Vote

In the proxy statement for our 2012 Annual Meeting of Stockholders, we asked our stockholders for an advisory vote to approve the executive compensation disclosed in the proxy statement.  Of the votes cast on that proposal, counting (for this purpose) shares voted for, against, and abstain, approximately 96% were voted in favor of our “say on pay” proposal.

We considered this favorable result as support for our executive compensation policies and practices and did not implement any changes in our executive compensation policies for 2012.  Accordingly, we maintained a compensation framework necessary to attract and retain key employees with the capability to execute our strategic plan, to drive growth in existing markets and expansion into new markets, and to reward those employees for their respective contributions.

In the related “say on when” vote in 2011, we proposed, and a strong majority of the advisory votes cast approved, holding our “say on pay” vote annually.  As previously reported, we intend to hold a “say on pay” advisory vote at each annual meeting until we review the results of our next “say on when” vote in 2017.

Executive Summary

Compensation Philosophy

Our compensation philosophy is to maximize stockholder value by best aligning the compensation earned by executives and other employees with their efforts and achievements respective to the following critical areas:  financial and operational improvement, revenue growth, product innovation, and market expansion.  This is achieved by providing a trifurcated structure consisting of the following components;  competitive base salary; determinative annual cash incentives tied to both Company and individual performance in accordance with measurable business objectives; and long-term equity-based incentives designed to address the extended periods required to develop both new markets and the products to support them.  The Company periodically consults relevant compensation resources to stay informed about competitive practices within appropriate markets and to assess the ongoing effectiveness of its compensation programs, and the Company makes necessary adjustments to these programs to meet the evolving goals of the organization.  This philosophy allows us to remain competitive in both the U.S. and global employment markets, while supporting the unique staffing and performance measurement metrics of the business.  The Company issues stock options as the principal form of equity-based incentives, as we believe that options better capture stock appreciation over time and appropriately align with the interests of stockholders.  For our named executive officers in 2012, total compensation as allocated among base salary, annual cash incentive, and equity-based compensation is depicted in the following table:

Distribution of Total Compensation for 2012
Named Executive Officer	Base Salary	Annual Cash Incentive (1)	Total Cash Incentive	Equity-Based Incentive (2)	Total Compensation
Thomas S. Rooney. Jr.	33%	33%	66%	34%	100%
Alexander J. Buehler	43%	22%	65%	35%	100%
Borja Sanchez-Blanco	46%	28%	74%	26%	100%
Dr. Prem Krish	52%	28%	80%	20%	100%
Nocair Bensalah	67%	16%	83%	17%	100%

(1)	Percentages are based upon actual payouts of Annual Cash Incentives in the first quarter of 2013.

(2)
Percentages are based upon the fair market value of Equity-Based Option Awards granted in the first quarter of 2012.  For Mr. Rooney and Mr. Bensalah, the amount does not include awards granted in connection with each of their respective offer letters of employment.

The following summary should be read in connection with the additional discussion in this section and the information provided in the compensation tables and narrative discussion that follow this section.

2012 Business Developments

The following business developments were important factors underlying compensation decisions for executive officers in 2012 and relate primarily to restoring growth in the business while reclaiming our position in the core desalination market, reducing costs for the enterprise through value creation and efficiency-enhancing initiatives, and driving technological innovation to expand into new addressable markets with a preeminent focus on oil & gas:

1.	Our common stock provided an annual total stockholder return of 31.78%

2.	Annual revenue increased by 52% in 2012, attributable to significant market share gains in the context of a surging market for mega-projects around the world;

3.	The Company achieved approximately 90% market share through awards of the seven largest mega-projects globally;

4.
Gross profit margin increased from 28% to 47% due to positive operating leverage attained through increased volume, a favorable product mix of PX® devices over turbochargers and pumps, and diminished costs realized through plant consolidation and vertical integration;

5.
Even after investing nearly $5.0 million in research and development associated primarily with new market expansion (representative of the largest investment in the Company’s history), operating expenses decreased by more than $4.0 million due to restructuring expenses incurred in 2011 and cost savings realized in 2012;

6.
Net loss was reduced by $18.2 million, or 69%, from $(26.4) million in 2011 to $(8.3) million in 2012.  Similarly, loss per share was reduced from $(0.50) per share in 2011 to $(0.16) per share in 2012;

7.
We designed and developed three new solutions for applications in the oil & gas industry while partnering with three high-profile customers on three continents.  These new technologies are in various stages of field deployment and validation;

8.	We launched a new brand identity to facilitate the Company’s evolution into a global leader in harnessing the reusable energy from industrial fluid flows and pressure cycles;

9.	While investing heavily in new technological solutions for oil & gas applications, we also invested in our core product line to enhance the competitive cost position for centrifugal products; and

10.
After an initial launch in 2011, the Company experienced considerable adoption of its PX-Q series of products, which offer the highest guaranteed efficiency, a 25-year design life, and the quietest operations.

Executive Compensation Decision-Making

The Compensation Committee annually reviews our executive compensation philosophy, approves the components of executive officer compensation, and establishes strategic and financial objectives for the chief executive officer.  At the request of the Committee, our chief executive officer provides recommendations for base salary, annual cash incentives, and equity-based incentives for the other executive officers in consultation with senior human resources staff.  When the Committee deems appropriate, our chief executive officer attends and participates in Committee meetings, except when his own compensation is under consideration, due to his direct knowledge of individual performance and his role in setting annual performance goals for the other executive officers.  The only executive officer who had a role in determining or recommending 2012 compensation for directors and named executive officers was Thomas S. Rooney, Jr., our president and chief executive officer.

We do not benchmark our executive compensation against a peer group of companies.  Although we are still a relatively small company, we operate in a global industry (for the year ended December 31, 2012, approximately 92% of our net revenue was derived from sales outside of the U.S.).  Importantly, the market for executive talent is specialized, considering our needs for cross-border management expertise, relevant industry knowledge, and experience working for U.S. publicly-traded companies.  We have no direct competitors of a comparable size and in a similar stage of development that are publicly traded on a U.S. or other major stock exchange.  Consequently, we believe that there is no set of directly related and comparable companies operating in similar labor markets against which benchmarking for executive compensation purposes would be meaningful.

Nevertheless, the Compensation Committee periodically reviews salary and other data from companies in the water, manufacturing, and high-tech industries; companies of a comparable size in terms of revenue and market capitalization; companies in a comparable stage of growth; and other companies located in the greater San Francisco Bay Area, where our headquarters is centered.  The Committee uses this data as a reference to assess and consider relevant trends in executive compensation.

As part of the Committee’s determination of executive compensation for 2012, the Committee consulted the compensation data assembled by our human resources staff from a reputable compensation database.  This data was based upon the following 15 publicly-traded peer companies identified for us in 2009 by Frederic W. Cook & Co.

American Superconductor Corporation
Badger Meter Inc.
Consolidated Water Co. Ltd.
Energy Conversion Devices, Inc.
Evergreen Solar Inc.
Fuel Systems Solutions, Inc.
Fuel Tech, Inc.
FuelCell Energy Inc.
Gorman-Rupp Co.
Graham Corp.
Met-Pro Corp.
PMFG, Inc.
Quantum Fuel Systems Technologies Worldwide Inc.
Sun Hydraulics Corp.
AeroVironment, Inc.

Frederic W. Cook & Co. selected these companies because they viewed them to be comparable to our company in terms of revenue and market capitalization and as a result of their product mix in the clean energy, water treatment, or natural resources sectors.

Base Salaries of Named Executive Officers

Base salaries are designed to provide our executives with a stable source of income commensurate with their responsibility, experience, and performance.

In 2012, the base salary of our chief executive officer, Mr. Thomas S. Rooney, Jr., was $400,000, unchanged from 2011.  Details of Mr. Rooney’s compensation package are discussed below under the caption entitled “Employment Arrangements with Named Executive Officers.”  Mr. Rooney’s base salary has increased to $420,000 for 2013, reflective of no salary increase in 2012 and strong performance in accordance with corporate and individual objectives.

In 2012, the base salary of our chief financial officer, Mr. Alexander J. Buehler, was $305,000, an increase from $300,000 in 2011.  Details of Mr. Buehler’s compensation package are discussed below under the caption entitled “Employment Arrangements with Named Executive Officers.”  Mr. Buehler’s base salary for 2013 has increased to $314,000, which is reflective of strong financial performance in the context of the Company’s approved business plan for 2012.

Mr. Borja Sanchez-Blanco, our senior vice president of sales, is employed by our Spanish subsidiary, Energy Recovery Iberia, S.L.  In 2012, Mr. Sanchez-Blanco directly led sales efforts for our mega-projects group and oversaw activity for our OEM Sales and Service groups.  His annual salary increased from €253,000 in 2011 to €259,000 in 2012, an amount equal to $333,022 based on the average interbank exchange rate in 2012 (€1.00/$1.29).  Mr. Sanchez-Blanco’s base salary for 2013 has increased to €264,180, which is reflective of substantial market share gains and strong revenue growth.

On January 1, 2012, the Company appointed Mr. Nocair Bensalah as the new vice president of manufacturing.  Under the terms of Mr. Bensalah’s offer letter dated October 27, 2011, Mr. Bensalah’s compensation included the following components:

•	an annual base salary of $205,000;

•	a relocation payment of $50,000, remitted as a one-time, lump-sum disbursement;

•	an annual cash bonus of up to 30% of his annual base salary dependent upon his achievement of Company and individual objectives; and

•
options to purchase shares of the Company’s common stock under the 2008 Equity Incentive Plan with a grant date fair value estimated at $50,000 and subject to the Company’s standard four-year vesting schedule.

On September 1, 2012, Mr. Bensalah’s base salary was increased from $205,000 to $215,000 in recognition of the successful consolidation of production operations in California and the full vertical integration of ceramics processing.  Mr. Bensalah’s base salary for 2013 has increased further to $220,000, which is reflective of the Company’s substantially improved gross profit margin achieved through manufacturing volume and production efficiencies.

On March 1, 2012, the Company appointed Dr. Prem Krish as chief technology officer.  In accordance with his promotion, Dr. Krish’s compensation included the following components:

•	an annual base salary of $200,000;

•	an annual cash bonus of up to 60% of his annual base salary dependent upon his achievement of Company and individual objectives; and

•
options to purchase shares of the Company’s common stock under the 2008 Equity Incentive Plan with a grant date fair value estimated at $75,000 and subject to the Company’s standard four-year vesting schedule.

On September 14, 2012, the base salary for Dr. Krish was increased from $200,000 to $230,000 due to the additional responsibility associated with a newly expanded research and development department and a much-increased R&D budget focused on oil & gas development.  Dr. Krish’s base salary for 2013 has further increased to $242,000, reflective of significant progress on three new oil & gas solutions serving three major customers.

Annual Cash Incentive Compensation

Our annual cash incentive plan is designed primarily to motivate and reward executives in achieving critical financial and operational objectives in support of the Company’s annual budget and strategic plan.  Actual cash incentive payments for 2012, paid in March 2013 to each named executive officer, are set forth in the “Summary Compensation Table” below under the column for “Non-Equity Incentive Plan Compensation.”  We refer to these amounts in the discussion below for convenience as a “bonus.”

2012 Cash Incentive Plan

The objectives for our named executive officers under the 2012 cash incentive plan are enumerated in the table below.  The column entitled “Target Bonus for 100% Goal Achievement” in the table conveys the targeted bonus for each officer if 100% of his or her objectives are achieved.  The column entitled “Maximum Bonus Allowable” describes the maximum bonus the officer could receive in the event that the actual results exceed those specified in the objectives.  In the context of extraordinary performance, however, the Compensation Committee can exercise its discretion to approve a cash incentive above the “Maximum Bonus Allowable,” although they did not do so in 2012.

Named Executive Officer		2012 Objectives	Maximum Bonus Allowable	Target Bonus for 100% Goal Achievement
Thomas S. Rooney, Jr.	•	Achieve budgeted revenue and net income targets for 2012	100% of base salary	100% of base salary

	•	Successfully complete product deployment targets for three new oil & gas products with three named customers

Alexander J. Buehler	•	Drive performance to business plan through operating reviews, forecasts, cost-out initiatives, and other activities to exceed business plan	60% of base salary	60% of base salary

	•	Support new initiatives to drive incremental and recurring revenue along with successful delivery of oil & gas devices

	•	Implement new ERP system in accordance with budget to improve managerial reporting and enhance internal control

Borja Sanchez-Blanco	•	Achieve targeted revenue and gross margin objectives to generate budgeted operating income	60% of base salary	60% of base salary

	•	Manage sales spend so as not to exceed approved budget

	•	Support and promote new business initiatives and opportunities in oil & gas

	•	Achieve required accuracy level for rolling forecasts

Dr. Prem Krish	•	Successfully deliver a working IsoBoost™ solution to named customer by target date	60% of base salary	60% of base salary

	•	Successfully deliver a working IsoGen™ solution to named customer by target date

	•	Successfully deliver a working IsoPro™ solution to named customer by target date

	•	Complete cost reduction initiative for centrifugal products and release to production by target date

	•	Manage R&D spend so as not to exceed approved budget

Nocair Bensalah	•	Achieve budgeted gross profit	30% of base salary	30% of base salary

	•	Improve inventory turnover to target

	•	Meet production dates to achieve on-time shipments

	•	Support new product development efforts by facilitating procurement activities and providing production infrastructure

	·.	Achieve required accuracy level for rolling forecasts

The Compensation Committee determined that, based upon performance measured against the objectives outlined above, the following cash payments would be made under the 2012 annual cash incentive plan:

Name	% Achievement	$ Incentive Payment
Thomas S. Rooney, Jr.	100%	$400,000
Alexander J. Buehler	85%	$155,600
Borja Sanchez-Blanco (1)	100%	$199,813
Dr. Prem Krish	85%	$117,300
Nocair Bensalah	75%	$48,400

(1)	The payment represents the value in U.S. dollars based on the average interbank exchange rates for 2012 (€1.00/$1.29)

Payment calculations for individual named executive officers were determined by corporate financial performance, individual performance in accordance with objectives, and time in position for the current year.  Participants must be employed as of October 1 of the plan year and must be an employee in good standing at the time of payment.  A participant’s bonus payment under this plan shall be calculated as:

•	Base salary, multiplied by

•	Target % of base salary, multiplied by

•	The bonus pool allocation ratio, multiplied by

•	The % achievement of individual objectives, multiplied by

•	The time in the position for the plan year, expressed as a percentage

For 2012, the allocation ratio was set at 1.0 due to the Company exceeding its approved business plan.

The Board of Directors had enumerated objectives for the chief executive officer in 2012, and the chief executive officer had specified objectives for other named executive officers in the context of the business plan and his own objectives.  The Company evaluated and remitted bonuses for performance in 2012 during the first quarter of 2013.

2013 Cash Incentive Plan

For 2013, the Compensation Committee and the Board of Directors updated the cash incentive plan based on the approved business plan for the same year.  To achieve the full funding related to annual cash incentives, the Company must achieve its approved budget, the amount of which is referred to as the “Performance Target”, where the budget is expressed in terms of Adjusted Operating Income.  Importantly, Adjusted Operating Income is determined by correcting for certain non-recurring events that are approved in writing by the Board of Directors.  For performance below a Minimum Performance Threshold, the Company would fund a modest bonus pool in a fixed amount for allocation among certain participants who exhibit extraordinary performance.  Between the Minimum Performance Threshold and the Performance Target, the Company would apply a linear function to determine funding of the bonus pool.  For achieving financial results in excess of the Performance Target, the Company would fund only the target annual bonus pool.   The target bonus for all named executive officers will remain unchanged for 2013.

Equity-Based Incentive Compensation

The Company grants stock options to executives and other key employees to provide long-term incentives to increase stockholder value pursuant to the Company’s Amended and Restated 2008 Equity Incentive Plan.

2012 Equity-Based Incentive Awards

On February 16, 2012, as part of an annual stock option grant program for employees, the Compensation Committee granted options to purchase the Company’s common stock to the following named executive officers:  Mr. Rooney, in the amount of 353,982 options; Mr. Buehler, in the amount of 212,389 options; Mr. Sanchez-Blanco, in the amount of

154,867 options; Dr. Krish, in the amount of 66,372 options; and Mr. Bensalah, in the amount of 44,248 options.  The vesting schedule for these grants provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36 of the remaining options vest at the end of each month of active service.

Additionally, on January 4, 2012, the Compensation Committee granted options to purchase the Company’s common stock to Mr. Rooney in the amount of 250,000 options and to Mr. Bensalah in the amount of 39,695 options, each in connection with their respective offer letters of employment.  The vesting schedule for these grants provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36 of the remaining options vest at the end of each month of active service.

2013 Equity-Based Incentive Awards

On March 14, 2013, as part of an annual stock option grant program for employees, the Compensation Committee granted options to purchase the Company’s common stock to the following named executive officers:  Mr. Rooney, in the amount of 123,153 options; Mr. Buehler, in the amount of 98,522 options; Mr. Sanchez-Blanco, in the amount of 73,892 options; Dr. Krish, in the amount of 98,522 options; and Mr. Bensalah, in the amount of 24,631 options.  The vesting schedule for these grants provides that 25% of the options vest on the one-year anniversary of the vesting commencement date, and thereafter, 1/36 of the remaining options vest at the end of each month of active service.  The Compensation Committee continues to employ a philosophy whereby total compensation is comprised of three components:  base salary; short-term incentives, where the Company utilizes its cash incentive plan; and long-term incentives, where the Company utilizes equity-based awards.  Accordingly, in 2013 the Compensation Committee determined an appropriate value for recurring equity grants as a component of total compensation and applied the Black-Scholes valuation method to compute the number of options on the date of grant.

Benefits

In 2012, our named executive officers based in the United States were eligible to participate in our standard benefits programs on the same basis provided to all of our other U.S. employees, including medical, dental, and vision insurance; short- and long-term disability insurance; and health and dependent care flexible spending accounts.  Mr. Sanchez-Blanco was eligible to participate in standard benefit programs on the same basis provided to all other employees of our Spanish affiliate.  With the exception of Mr. Sanchez-Blanco, all named executive officers and other executives are also offered special life, long-term disability, and accidental death and dismemberment insurance benefits.

We also maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation in the United States.  Under the 401(k) plan, all of our U.S. employees are eligible to receive matching Company contributions at the discretion of the Compensation Committee of the Board of Directors within IRS guidelines.  The matching contribution in 2012 was 50% of the amount contributed by the employee, up to an amount equal to 3% of each participant’s pretax base compensation, calculated and paid on an annual basis subject to the approval of the Compensation Committee and applicable federal limits.  On April 3, 2013, the Compensation Committee approved the discretionary matching contribution for 2012.  For subsequent periods, the Compensation Committee will evaluate performance in accordance with the annual budget as part of this approval process.  For new employees, matching contributions will vest over a four-year period from the date of hire at the rate of 25% per year.  After four years from the date of hire, employees are vested in all former and future contributions.  We do not provide defined benefit pension plans or defined contribution retirement plans to our named executive officers other than the 401(k) plan.

Change in Control Severance Plan

In August 2009, the Company’s Board of Directors adopted a Change in Control Severance Plan for key employees.  In March 2012, the Board adopted a revised Change in Control Severance Plan (“the CIC Plan”) for highly paid employees.  On December 31, 2012 and on each anniversary thereafter, the CIC Plan will be extended automatically for an additional year unless the Compensation Committee of the Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended.  Accordingly, the CIC Plan was extended through December 31, 2013.  Each of the named executive officers currently serving participates in the CIC Plan described below.

The CIC Plan is summarized below under the caption “Potential Payments Upon Termination or Change of Control” following the compensation tables.  Designed as a retention tool, the CIC Plan protects participating executives from economic harm in the event that their employment is actually or constructively terminated after a change in control of the

Company.  Under this “double trigger” approach, participating executives are eligible for severance and other benefits under the CIC Plan if they are terminated without “Cause” or leave for “Good Reason,” as those terms are defined below, within eighteen (18) months after a change in control of the Company.

Severance and Termination Compensation

We do not currently have individual employment agreements with our named executive officers, except for Thomas S. Rooney, Jr., Alexander J. Buehler, and Borja Sanchez-Blanco.  All named executive officers were participants in our CIC Plan described above. The terms of Mr. Rooney’s and Mr. Buehler’s employment with the Company include severance-related provisions set forth in their respective offer letters.  Mr. Sanchez-Blanco is employed by our Spanish subsidiary and has severance-related provisions in his employment agreement that reflect common practice under Spanish employment law.  Severance-related terms for Mr. Rooney, Mr. Buehler, and Mr. Sanchez-Blanco are summarized below in the section entitled “Employment Arrangements with Named Executive Officers”.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers.  Performance-based compensation is not subject to the $1 million deduction limit if certain requirements are met.  Our Compensation Committee may consider the impact of Code Section 162(m) when designing our cash and equity bonus programs, but may elect to provide compensation that is not fully deductible as a result of Code Section 162(m) if it determines that the program is in our best interests.

Compensation Committee Report

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) set forth above with the Company’s management.  Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

Arve Hanstveit, Chairman of the Compensation Committee
Paul M. Cook
Fred Olav Johannessen
Dr. Marie-Elisabeth Paté-Cornell
Dominique Trempont

Summary Compensation Table

The table below summarizes the compensation information with respect to the named executive officers for the applicable fiscal years ending December 31, 2012; December 31, 2011; and December 31, 2010.  All amounts are in dollars.

Name	Year	Salary (1) (2)	Bonus (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Thomas S. Rooney, Jr.	2012	$400,000	—	$738,184	$400,000	$11,884	$1,550,068
President and Chief	2011	$350,000	$150,000	$1,259,697	$150,000	$11,570	$1,921,267
Executive Officer

Alexander J. Buehler	2012	$305,000	—	$253,969	$155,600	$9,134	$723,703
Chief Financial Officer	2011	$181,250	$100,000	$510,137	$87,500	$5,159	$884,046

Borja Sanchez-Blanco	2012	$333,022	—	$185,186	$199,813	$2,530	$720,551
Senior Vice President	2011	$351,892	—	—	$61,229	$34,722	$447,843
of Sales	2010	$335,153	—	$298,282	—	$1,208	$634,643

Dr. Prem Krish	2012	$215,000	—	$79,366	$117,300	$7,987	$419,653
Chief Technology Officer	2011	$50,000	—	$36,774	$30,000	$51,614	$168,388

Nocair Bensalah	2012	$208,000	—	$102,911	$48,400	$56,412	$415,723
Vice President,
Manufacturing

(1)
The annual base salaries for 2011 were prorated based on the number of months of service during 2011 as follows:  Mr. Rooney (annual base salary ($400,000) prorated for ten and one-half (10.5) months of service); Mr. Buehler (annual base salary ($300,000) prorated for seven and one-quarter (7.25) months of service);

(2)
The base salary of Mr. Sanchez-Blanco for 2012 was €259,000 and €253,000 for 2011 and 2010.  The figures here represent the value of his annual salary in U.S. dollars based on the average interbank exchange rates for 2012 (€1.00/$1.29), 2011 (€1.00/$1.39), and 2010 (€1.00/$1.32), respectively.

(3)	The 2011 amounts for Mr. Rooney and Mr. Buehler represent the sign-on bonuses discussed in the “Employment Arrangement with Named Executive Officers” section of this Proxy Statement.

(4)
The amounts in the “Option Awards” column set forth the grant date fair value of awards granted in the years indicated and do not state cash payments or value realized by the individual.  The methodology and assumptions used to calculate the grant date fair value are discussed in Note 12 of the notes to our financial statements included in our Annual Report on Form 10-K.

(5)
Cash incentive bonus amounts for 2012 were paid in 2013 and amounts for 2011 were paid in 2012.  The cash incentive bonus amounts for Mr. Sanchez-Blanco are valued in U.S. dollars based on the average interbank exchange rate for 2012 (€1.00/$1.29) and 2011 (€1.00/$1.39).

(6)	“All Other Compensation” includes the following components (in dollars):

Name	Year	Life Insurance Premium	Moving Allowance	401K Matching	Other	Total
Thomas S. Rooney, Jr.	2012	$634	—	$11,250	—	$11,884
	2011	$570	—	$11,000	—	$11,570

Alexander J. Buehler	2012	$634	—	$8,500	—	$9,134
	2011	$399	—	$4,760	—	$5,159

Borja Sanchez-Blanco (A)	2012	$1,190	—	—	$1,340	$2,530
	2011	$1,208	—	—	$33,514	$34,722
	2010	$1,208	—	—	—	$1,208

Dr. Prem Krish	2012	$634	—	$7,353	—	$7,987
	2011	$228	$50,000	$1,386	—	$51,614

Nocair Bensalah	2012	$634	$50,000	$5,778	—	$56,412

(A)
In 2012, the other compensation amount represents personal tax preparation services offered to Mr. Sanchez-Blanco as part of his agreement to relocate to our Spanish affiliate.  In 2011, the other compensation amount represents $26,014 in sales commissions and $7,500 in personal tax preparation services offered to Mr. Sanchez-Blanco as part of his agreement to relocate to our Spanish affiliate.

Grants of Plan-Based Awards in 2012

The following table sets forth information concerning non-equity incentive plan awards to the named executive officers during 2012.  The non-equity incentive plan consists of the 2012 cash incentive plan described in the “Compensation Discussion and Analysis” section above.  The actual amounts realized in accordance with the non-equity incentive plan are reported in the “Summary Compensation Table” under the column entitled “Non-Equity Incentive Compensation.”  The Company did not grant any restricted stock awards or units in 2012.  The table also depicts information with respect to stock option awards granted by the Company during 2012.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Securities Underlying Options (#)	Price of Option Awards ($/sh)	Stock and Options Awards ($)(2)
Thomas S. Rooney, Jr.		—	$400,000	$400,000	—	—	—
	1/04/12				250,000	$2.59	$314,901
	2/16/12				353,982	$2.46	$423,283

Alexander J. Buehler		—	$183,000	$183,000	—	—	—
	2/16/12				212,389	$2.46	$253,969

Borja Sanchez-Blanco		—	$199,813	$199,813	—	—	—
	2/16/12				154,867	$2.46	$185,186

Dr. Prem Krish		—	$138,000	$138,000	—	—	—
	2/16/12				66,372	$2.46	$79,366

Nocair Bensalah		—	$64,500	$64,500	—	—	—
	1/04/12				39,695	$2.59	$50,000
	2/16/12				44,248	$2.46	$52,911

(1)
In 2012, under our cash incentive plan, Mr. Rooney was eligible to earn a bonus in an amount not to exceed 100% of his base compensation; Mr. Buehler, Mr. Sanchez-Blanco, and Dr. Krish were eligible to earn a bonus in an amount not to exceed 60% of their base compensations; and Mr. Bensalah was eligible to earn a bonus in an amount not to exceed 30% of his base compensation.  The base salary of Mr. Sanchez-Blanco is denominated in Euro.  The amounts presented here represent percentages of his annual base salary converted into dollars based on the average interbank exchange rate for 2012 (€1.00/$1.29).

(2)
Amounts reflect the aggregate grant date fair value of option awards granted in 2012, calculated in accordance with SFAS No. 123(R) without regard to estimated forfeitures.  See Note 12 of Notes to Consolidated Financial Statements for a discussion of assumptions made in determining the grant date fair value of our option awards.

Employment Arrangements with Named Executive Officers

Thomas S. Rooney, Jr.

In February 2011, the Company entered into an employment agreement with Mr. Rooney in the form of an Offer Letter.  Under the Offer Letter, we employ Mr. Rooney for an indefinite period of time.  Mr. Rooney’s initial base salary was set at $400,000, and he also received a one-time sign-on bonus of $150,000.  If he chose to resign from the Company for any reason (other than “Good Reason” as defined in the Company’s Change in Control Severance Plan then in effect) within the first twenty-four (24) months of his employment, he agreed to return to the Company a pro-rata share of his sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation divided by 24.  As of February 15, 2013, Mr. Rooney satisfied this obligation.

The Offer Letter provides Mr. Rooney with an annual performance bonus opportunity in an amount up to 100% of his base salary.  His bonus under the 2011 cash incentive plan was reduced by the amount of his sign-on bonus in accordance with the Offer Letter.

Under the Offer Letter, Mr. Rooney received options to purchase 800,000 shares of the Company’s common stock on February 18, 2011 and options to purchase 250,000 shares of the Company’s common stock on January 4, 2012.  Both option grants vest over four (4) years with twenty five percent (25%) of the shares vesting one year after the vesting commencement date, which was the first day of his employment for both awards.  After that date, one forty-eighth (1/48th) of the shares vest each month.  In the event of a Change in Control (as defined in the CIC Plan, which is discussed below under the caption “Potential Payments Upon Termination or Change of Control”), he will be paid an additional lump-sum payment of $400,000 less deductions required or permitted by applicable law on the next regular Company payroll date following the Change of Control.

In the event of an involuntary termination other than for Cause, as defined in the CIC Plan, as amended, Mr. Rooney is entitled to the following severance benefits:

•
a lump-sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, plus all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs;

•	a lump-sum payment equal to twelve (12) months of base salary based on his annual base salary in effect as of the date of the employment termination; and

•
the immediate vesting of twenty-five percent (25%) of all unvested equity compensation held by him as of the date of termination, including unvested equity compensation where the amount payable is based on the satisfaction of performance criteria to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, to fail to so qualify.  The vesting acceleration is to occur in the following order:  stock options and similar equity awards would vest before “full value” equity awards and, within each category of awards, equity awards would vest in the order that they were granted.

These severance benefits are conditioned on his signing a release in favor of the Company and are reduced by deductions required or permitted by applicable law.

In the event of termination due to a Change of Control, as defined in the CIC Plan, as amended, Mr. Rooney is entitled to the greater of termination benefits under his Offer Letter, termination benefits under the CIC Plan, or termination benefits under another severance plan then in effect.

Alexander J. Buehler

In April 2011, the Company entered into an employment agreement with Mr. Buehler in the form of an Offer Letter.  Under the Offer Letter, we employ Mr. Buehler for an indefinite period of time.  Mr. Buehler‘s initial base salary was set at $300,000, and he also received a one-time sign-on bonus of $100,000.  If he chooses to resign from the Company for any reason (other than “Good Reason” as defined in the Company’s Change in Control Severance Plan then in effect) within the first twenty-four (24) months of his employment, he agrees to return to the Company a pro-rata share of his sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation divided by 24.  Mr. Buehler will satisfy this service obligation in May 2013.

The Offer Letter provides Mr. Buehler with an annual performance bonus opportunity in an amount up to 50% of his base salary dependent upon his achievement of Company and individual objectives.  Mr. Buehler’s annual performance bonus opportunity increased from 50% in 2011 to 60% in 2012.  The Offer Letter also provided Mr. Buehler with reimbursement for relocation expenses up to $30,000 for expenses in excess of $50,000.

Under the Offer Letter, Mr. Buehler was granted options to purchase 400,000 shares of the Company’s common stock under the 2008 Equity Incentive Plan on June 1, 2011.  He also will receive recurring equity grants, consisting of options to purchase shares under the 2008 Equity Incentive Plan, and valued at $200,000 per year, subject to the Company’s standard four-year vesting schedule at the discretion of the Board of Directors.  Mr. Buehler’s equity award was increased in 2012 in recognition of the application of enhanced financial structure and managerial reporting.

In the event of an involuntary termination other than for Cause, as defined in the CIC Plan, as amended, Mr. Buehler is entitled to the following severance benefits:

•	a lump-sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination; and

•
a lump-sum payment equal to (i) twelve (12) months of base salary if his termination occurs within the first twenty-four (24) months of employment, or a lump-sum payment equal to (ii) six (6) months of base salary if his termination occurs after the first twenty-four (24) months of employment based on his annual base salary in effect as of the date of the employment termination.

In the event of termination due to a Change of Control, as defined in the CIC Plan, as amended, Mr. Buehler is entitled to only the termination benefits under the CIC Plan.

Borja Sanchez-Blanco

In August 2007, our Spanish affiliate, Energy Recovery Iberia, S.L., entered into an employment agreement with Mr. Sanchez-Blanco, a common practice under the laws of Spain and as part of a relocation package from the United States to Spain.  Under the employment agreement, our affiliate employs Mr. Sanchez-Blanco for an indefinite period of time.  Mr. Sanchez-Blanco’s initial base salary was set at €253,000.  Since he became a named executive officer in March 2009, his salary has been reviewed annually by the Chief Executive Officer and the Compensation Committee for adjustments.

Under the terms of his employment agreement, Mr. Sanchez-Blanco is entitled to the following benefits in the event of an involuntary termination other than for cause:

•
a lump-sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses, and any earned but unpaid bonus;

•	three (3) months prior written notice, or payment equal to the amount of salary due for the difference between the period of notice given and the required notice; and

•
a lump-sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the Company of December 1, 2005, up to a maximum of six (6) months salary, less deductions required by law.

In the event of a termination of employment for cause as defined under the laws of Spain, Mr. Sanchez-Blanco will be entitled to receive:

•	a lump-sum payment of any and all base salary due and owing to him through the date of termination;

•	an amount equal to earned but unused vacation through the date of termination and reimbursement of all reasonable expenses; and

•	any earned but unpaid bonus.

If the above termination for cause as defined under the laws of Spain is found to be unfair by a final court judgment, Mr. Sanchez-Blanco would also be entitled to twenty (20) days of salary for each year of service dating back to his December 1, 2005 start date with the Company, up to a maximum of twelve (12) months salary.

In the event that Mr. Sanchez-Blanco terminates his employment for cause under the laws of Spain, he will be entitled to receive:

•
a lump-sum payment of any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses, and any earned but unpaid bonus; and

•
a lump-sum payment of an amount equal to seven (7) days of salary for each year of service based on his initial employment date with the Company of December 1, 2005, up to a maximum of six (6) months salary, less deductions required by law.

Upon termination for any reason, Mr. Sanchez-Blanco is also entitled to an amount equal to six (6) months salary in exchange for a one-year post-contractual duty not to compete with the Company in addition to the benefits described above.

In the event of termination due to a Change of Control, as defined in the CIC Plan, as amended, Mr. Sanchez-Blanco is entitled to the greater of the termination benefits under his employment agreement or the termination benefits under the CIC Plan.

Outstanding Equity Awards as of December 31, 2012

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas S. Rooney, Jr.	366,666	(3)	433,334	(3)	$3.41	02/17/2021
	114,583	(4)	135,417	(4)	$2.59	01/03/2022
	—		353,982	(5)	$2.46	02/15/2022

Alexander J. Buehler	158,333	(6)	241,667	(6)	$2.58	05/31/2021
	—		212,389	(5)	$2.46	02/15/2022

Borja Sanchez-Blanco	80,000	(7)	—		$1.00	12/14/2015
	30,000	(8)	—		$2.65	12/08/2016
	110,000	(9)	—		$8.50	06/30/2018
	42,708	(10)	7,292	(10)	$7.13	06/30/2019
	33,333	(11)	16,667	(11)	$6.09	04/14/2020
	45,000	(12)	35,000	(12)	$3.45	09/15/2020
	—		154,867	(5)	$2.46	02/15/2022
	—		—		—	—	2,917	(13)	$9,918

Dr. Prem Krish	7,812	(14)	17,188	(14)	$3.02	10/04/2021
			66,372	(5)	$2.46	2/15/2022

Nocair Bensalah	—		39,695	(15)	$2.59	01/03/2022
	—		44,248	(5)	$2.46	02/15/2022

(1)
Includes options for unvested shares, subject to time vesting, granted under the 2008 Equity Incentive Plan, the 2006 Stock Option/Stock Issuance Plan, and the 2004 Stock Option/Stock Issuance Plan.  The Company may repurchase unvested shares under these Plans in the event that the executive’s employment terminates prior to vesting.

(2)
Includes restricted stock units, subject to time vesting, granted under the 2008 Equity Incentive Plan.  The Company may repurchase unvested shares under this Plan in the event that the executive’s employment terminates prior to vesting.

(3)
These options were granted under the 2008 Equity Incentive Plan on February 18, 2011.  25% vested on February 15, 2012 and 1/48 vest each month thereafter.  They may become fully vested on February 15, 2015.

(4)
These options were granted under the 2008 Equity Incentive Plan on January 4, 2012.  25% vested on February 15, 2012 and 1/48 vest each month thereafter.  They may become fully vested on February 15, 2015.

(5)
These options were granted under the 2008 Equity Incentive Plan on February 16, 2012.  25% will vest on February 15, 2013 and 1/48 vest each month thereafter.  They may become fully vested on February 15, 2016.

(6)	These options were granted under the 2008 Equity Incentive Plan on June 1, 2011. 25% vested on May 22, 2012 and 1/48 vest each month thereafter. They may become fully vested on May 22, 2015.

(7)	These options were granted under the 2004 Stock Option/Stock Issuance Plan on December 15, 2005. They became fully vested on December 14, 2009.

(8)	These options were granted under the 2006 Stock Option/Stock Issuance Plan on December 9, 2006. They became fully vested on December 8, 2010.

(9)	These options were granted under the 2008 Equity Incentive Plan on July 1, 2008. They became fully vested on June 30, 2012.

(10)	These options were granted under the 2008 Equity Incentive Plan on July 1, 2009. 25% vested on June 30, 2010 and 1/48 vest each month thereafter. They may become fully vested on June 30, 2013.

(11)	These options were granted under the 2008 Equity Incentive Plan on April 15, 2010. 25% vested on April 14, 2011 and 1/48 vest each month thereafter. They may become fully vested on April 14, 2014.

(12)
These options were granted under the 2008 Equity Incentive Plan on September 16, 2010.  25% vested on September 15, 2011 and 1/48 vest each month thereafter.  They may become fully vested on September 15, 2014.

(13)
These restricted stock units were granted under the 2008 Equity Incentive Plan on July 1, 2009.  25% vested on June 30, 2010 and 1/48 vest each month thereafter.  They may become fully vested on June 30, 2013.

(14)
These options were granted under the 2008 Equity Incentive Plan on October 5, 2011.  25% vested on September 18, 2012 and 1/48 vest each month thereafter.  They may become fully vested on September 18, 2015

(15)
These options were granted under the 2008 Equity Incentive Plan on January 4, 2012.  25% vested on December 31, 2012 and 1/48 vest each month thereafter.  They may become fully vested on December 31, 2015.

Option Exercises and Stock Vested in 2012

In 2012, none of our named executive officers exercised any options and the following restricted stock awards vested for the following named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Borja Sanchez-Blanco	—	—	5,000	$12,417

Potential Payments Upon Termination or Change of Control

We adopted a revised Change in Control Severance Plan (the “CIC Plan”) in March 2012 for highly compensated employees.  Each of the named executive officers currently serving participates in the CIC Plan described below.

Except for the CIC Plan, Mr. Rooney’s and Mr. Buehler’s severance terms under their respective Offer Letters, and Mr. Sanchez-Blanco’s severance terms under his employment agreement summarized above under “Employment Arrangements with Named Executive Officers”, these individuals do not otherwise have an agreement, plan, or arrangement that provides for payments in connection with any employment termination, change in control of the Company, or change in their responsibilities.

The CIC Plan became effective on March 5, 2012.  On December 31, 2012 and on each anniversary thereafter, the CIC Plan will be extended automatically for an additional year unless the Compensation Committee of the Company’s Board of Directors delivers written notice, at least six months prior to the end of each such term, to each participant that the CIC Plan will not be extended.  The CIC Plan was automatically extended through December 31, 2013.

The Compensation Committee is authorized by the CIC Plan to designate any full-time employee of the Company as a participant.  As was the case with the previous CIC Plan, the participants include the Company’s executive officers and other designated key employees.

A participant is entitled to severance benefits under the CIC Plan if a change of control occurs and the acquiring company terminates the participant’s employment without cause, or the participant terminates his or her employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party).  The CIC Plan sets forth definitions of cause, good reason, and change in control, which are described in full at the end of this summary.

The severance benefits, conditioned on the participant’s signing a release in favor of the Company and complying with certain other covenants under the CIC Plan, include the following (in addition to then earned and unpaid amounts owed less deductions required or permitted by law):

•	A lump-sum payment equal to (i) 12 months of regular base pay plus (ii) 100% of the participant’s target annual bonus for the fiscal year in which the change in control occurs;

•
Immediate vesting of all unvested equity compensation held by the participant as of the date of termination (and for this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target) (as described further below);

•
The Company’s regular payment of the monthly premium under COBRA, if the participant timely elects to continue medical, dental, and vision benefits under COBRA, for up to 12 months after employment termination (but not continuing after the participant becomes eligible for these benefits with another employer); and

•	Payment by the Company of up to $10,000 for reasonable costs of outplacement services.

The CIC Plan also provides that if a change in control occurs and a participant’s equity compensation is not converted, assumed, or replaced by a successor entity with an equivalent award, then immediately prior to the change in control, the participant’s equity compensation shall become fully exercisable and vested and all forfeiture restrictions on such equity compensation shall immediately lapse.  In the case of equity compensation, the amount of which is based on the satisfaction of performance criteria, all performance criteria will be deemed satisfied at target.  The conversion, assumption, or replacement of an equity award for another equity award of stock that is not publicly traded shall not be considered an equivalent award for purposes of the CIC Plan.

In no event is the Company obligated to gross up any payment or benefit to a participant to avoid the effects of the “parachute rules” of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).  Benefits to a participant, however, may be reduced if the reduction would result in the participant receiving a greater payment on an after-tax basis due to the application of those sections of the tax law.  Additionally, payments may be conditioned or delayed as needed to be exempt from or comply with Section 409A of the Code relating to “nonqualified deferred compensation.”

The CIC Plan also obligates the Company to make all payments to a Participant required by applicable law upon employment termination such as earned but unpaid salary and bonus (without regard to a release or other covenants of the participant in the CIC Plan and subject to deductions required or permitted by applicable law).

Key Defined Terms of the Change In Control Plan

“Cause” means in the context of employment termination:

(i)	any act by participant in the course of employment or participant’s performance of any act which, if participant were prosecuted, would constitute a felony;

(ii)
participant’s failure to carry out his or her material duties, after not less than thirty (30) days prior written notice of such failure, and which failure is unrelated to an illness or disability of not greater than twelve (12) work weeks;

(iii)	participant’s dishonesty towards or fraud upon the Company which is injurious to the Company;

(iv)	participant’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or

(iv)
participant’s death or disability, as defined in the Company long-term disability plan in which the participant participates, or if the participant does not participate in such a plan, the principal long-term disability plan that covers the Company’s senior-level executives.

“Change in Control” means:

(i)
an acquisition of 50% or more of the outstanding common stock or voting securities of the Company by any person or entity, other than the Company, a Company employee benefit plan, or a corporation controlled by the Company’s stockholders;

(ii)
changes in the composition of the Board over a rolling twelve-month period, which changes result in less than a majority of the directors consisting of Incumbent Directors.  “Incumbent Directors” include directors who are or were either (x) members of the Board as of the effective date, as defined in the CIC Plan or (y) elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.  Incumbent Directors do not include any individual not otherwise an Incumbent Director whose election or nomination resulted from an actual or threatened proxy contest (relating to the election of directors to the Board); or

(iii)
consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation, or sale of all or substantially all of the Company’s then existing assets (collectively, a “Business Combination”) other than a Business Combination: (x) in which the stockholders of the Company immediately prior to the Business Combination receive 50% or more of the voting stock resulting from the Business Combination, (y) through which at least a majority of the members of the Board are Incumbent Directors, and (z) after which no individual, entity, or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) owns 50% or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination.

“Good Reason” means the occurrence of any one or more of the following without the participant’s express written consent:

(i)	the termination or material breach of this CIC Plan by the Company;

(ii)	the failure by the Company to have any successor, or any assignee of all or substantially all of the Company’s assets, assume this CIC Plan;

(iii)
any material diminishment in participant’s title, position, duties, responsibilities, or status other than those in effect immediately prior to the Change in Control (including, in the case of a participant who is the chief executive officer who reports directly to the Board, a participant who is the chief financial officer or general counsel who reports directly to the chief executive officer immediately prior to the change, if, after such Change in Control, the chief executive officer no longer reports directly to the Board of a public company and the chief financial officer and/or general counsel no longer report directly to the chief executive officer of a public company), it being understood that in the case of a participant other than the chief executive officer, chief financial officer, or general counsel, a participant’s reporting to a business unit head instead of to the chief executive officer will not constitute a material diminishment if the participant’s duties and responsibilities otherwise remain substantially the same;

(iv)
any material reduction in, limitation of, or failure to pay or provide any compensation provided to the participant under any agreement or understanding between the participant and the Company, pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control;

(v)	any material reduction in the participant’s base salary or target bonus opportunity from the amounts in effect immediately prior to the Change in Control; or

(vi)	any change in the participant’s place of employment that increases participant’s commuting distance by more than 30 miles over his or her commuting distance immediately prior to the Change in Control.

Good Reason will only be deemed to exist if the participant provides notice of the condition(s) constituting Good Reason within 30 days of the existence of the condition and gives the Company 30 days from its receipt of such notice to remedy the condition.  If the condition is remedied, Good Reason will not be deemed to exist.

The benefits provided in the CIC Plan and Mr. Sanchez-Blanco’s agreement are summarized in the tables below, and the amounts shown assume hypothetically that each applicable termination or event was effective as of December 31, 2012.  The actual amounts that will be paid can only be determined at the time of the termination or other applicable event.

The tables below do not include payments that are generally required by applicable law for all salaried employees (notwithstanding that these requirements are referred to in the applicable arrangement) such as payment of accrued but unpaid wages and unused vacation or rights to previously incurred business expense reimbursement.  The amounts set forth below do not reflect taxes, tax withholding, or other deductions required by law and may be subject to reduction or delay in payment in accordance with the specific provisions of the applicable arrangement or law.

Benefits under the Change in Control Plan

The payments summarized below are triggered if a change of control occurs, and the acquiring company terminates the participant’s employment without cause, or the participant terminates his employment with good reason, in either case within 18 months after a change in control (including, but not limited to, an acquisition of a controlling interest in the Company by a third party).

Name	Lump-Sum Payment (1)	Vesting of all Unvested Equity Compensation Awards, Including Time and Performance Vesting Awards (2)	COBRA Benefits for up to 12 Months (Medical, Dental, Vision, and Life Insurance Benefits)	Maximum Outplacement Services Reimbursement
Thomas S. Rooney, Jr.	$800,000	$442,431	$17,769	$10,000
Alexander J. Buehler	$488,000	$397,813	$22,568	$10,000
Borja Sanchez-Blanco	$547,621	$155,117	$4,844	$10,000
Dr. Prem Krish	$368,000	$68,921	$12,598	$10,000
Nocair Bensalah	$279,500	$73,746	$17,630	$10,000

(1)
These amounts consist of twelve (12) months base pay and 100% of the target annual bonus.  The base salary of Mr. Sanchez-Blanco is denominated in Euro.  The amount represents his annual base salary converted into dollars based on the interbank exchange rate on December 31, 2012 (€1.00/$1.32).

(2)
The CIC Plan further provides that all unvested equity compensation held by a participant will vest and become exercisable immediately prior to a Change in Control (whether or not the participant’s employment is terminated) if a Change of Control occurs and (i) the Company’s shares are no longer publicly traded or (ii) if a publicly-traded company acquires the Company, but does not replace unvested Company awards with defined equivalent equity compensation applicable to the acquiring company’s stock.  For this purpose, all performance criteria, if any, underlying unvested awards are deemed to be satisfied at 100% of target.  The amount in this column for vesting of equity compensation awards assumes hypothetically that each applicable trigger under the CIC Plan occurred on December 31, 2012.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2012 about shares of the company’s common stock that may be issued under the company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	6,519,583	$4.25	3,933,524
Equity compensation plans not approved by security holders (2)	150,000	$1.00	—
Total / Weighted Avg./ Total	6,669,583	$4.18	3,933,524

(1)
Represents shares of the Company’s common stock issuable upon exercise of options and vesting of restricted stock units outstanding under the following equity compensation plans: the 2002 Stock Option/Stock Issuance Plan, the 2004 Stock Option/Stock Issuance Plan, the 2006 Stock Option/Stock Issuance Plan, and the 2008 Equity Incentive Plan.

(2)	Represents warrants granted for compensatory purposes on November 1, 2005 that were fully exercisable on the date of grant.

(3)
This calculation does not take into account shares underlying restricted stock unit awards that may be delivered in the future upon satisfaction of applicable vesting requirements and deferral arrangements.

REPORT OF THE AUDIT COMMITTEE

This report is not deemed to be soliciting material filed with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC.

The Audit Committee has reviewed and discussed with management the financial statements for the year ended December 31, 2012, audited by BDO USA, LLP, the Company’s independent registered public accounting firm.

The Audit Committee has discussed with BDO USA, LLP matters required to be discussed by SAS 61, as amended.  The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of BDO USA, LLP with the Audit Committee concerning independence and has discussed with BDO USA, LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have appointed BDO USA, LLP as its independent registered public accounting firm for the year ending December 31, 2013, subject to ratification by stockholder vote.

MEMBERS OF THE AUDIT COMMITTEE

Dominique Trempont, Chairman of the Audit Committee
Arve Hanstveit
Fred Olav Johannessen
Robert Yu Lang Mao

DIRECTORS AND MANAGEMENT

Executive Officers and Directors

Our executive officers, director nominees, and continuing directors, along with their ages and positions as of April 22, 2013, are set forth below:

Name	Age	Position
Thomas S. Rooney, Jr.	53	President, Chief Executive Officer, and Director
Hans Peter Michelet	53	Director and Chairman of the Board
Paul Cook	88	Director
Arve Hanstveit	58	Director
Fred Olav Johannessen	59	Director
Robert Yu Lang Mao	69	Director
Dr. Marie-Elisabeth Paté-Cornell	64	Director
Dominique Trempont	58	Director
Alexander J. Buehler	37	Chief Financial Officer
Borja Sanchez-Blanco	44	Senior Vice President of Sales
Dr. Prem Krish	58	Chief Technology Officer
Nocair Bensalah	44	Vice President of Manufacturing
Audrey Bold	43	Chief Marketing Officer
Juan B. Otero	49	Corporate Counsel and Secretary

Thomas S. Rooney, Jr. joined the Company as its President and Chief Executive Officer in February 2011.  He was appointed by the Board as a Director in February 2011 and elected to that position by the stockholders in June 2011.  Mr. Rooney is a member of two non-profit boards, FilterPure, a non-profit organization dedicated to the development of ceramic water filters to at-risk populations, and International Centre for Democratic Transition, an international non-profit organization dedicated to the development and promotion of democracy.  From 2009 to 2012, he served on the Board of Directors of Enertech Environmental, Inc., a privately-held renewable energy company, and he served as its Board Chairman from August 2010.  Mr. Rooney also served as a member of the Technology Advisory Board of Advanced Energy Industries (NASDAQ: AEIS), a maker of industrial power conversion products, from 2010 through 2012.  From 2008 to 2010, he served on the Board of Directors of China-based Duoyuan Global Water, Inc. (NYSE: DGW), a manufacturer and distributor of water purification products that he helped bring public on the New York Stock Exchange in 2009.  From May 2009 to December 2010, he served as President and Chief Executive Officer of SPG Solar, Inc., a private company that manufactures and installs solar photovoltaic power systems.  From July 2003 to August 2007, he served as President and Chief Executive Officer of Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global, leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas.  Mr. Rooney holds a B.S. degree in civil engineering from Cornell University and an M.B.A., with a specialization in Finance, from the University of Chicago.  The Board selected Mr. Rooney as a Director because of his role as our Chief Executive Officer as well as his board and executive experience described above.

Hans Peter Michelet joined our Board of Directors in August 1995 and was appointed Chairman of the Board in September 2004.  From January 2005 to November 2007, Mr. Michelet served as our Interim Chief Financial Officer.  Before joining our Board, Mr. Michelet was a Senior Manager with Delphi Asset Management, an asset management firm based in Norway, and served as Chief Executive Officer of Fiba Nordic Securities, a Scandinavian investment bank.  He also held management positions with Finanshuset and Storebrand Insurance Corporation.  He became our Executive Chairman in March 2008 and transitioned to Non-Executive Chairman in June 2011.  Mr. Michelet is Executive Chairman of the Board of Directors of SynchroNet Logistics Inc., a maritime software-as-a-service (“SaaS”) provider, and a Director of Profunda AS, a commercial salmon breeding farm.  Mr. Michelet holds a B.A. in Finance from the University of Oregon.  The Board selected Mr. Michelet as a Director and its Chairman due to his experience as an investor and entrepreneur, his senior management experience in multi-cultural financial institutions, his strong organizational and leadership skills, and his knowledge of company operations and markets.

Paul M. Cook has served as a member of the Board of Directors since July 2008.  Mr. Cook is the Founder of Raychem Corporation, a pioneer in material science based on radiation chemistry.  Mr. Cook served as its Chief Executive Officer and Chairman of the Board for 33 years and oversaw Raychem’s growth through innovation and market creation into a $1.6 billion global enterprise.  Mr. Cook is the Chairman of Global Translation, Inc., a private company that provides automated translation services for television stations and networks, a position he has held since December 2006.  Mr. Cook is a member of the National Academy of Engineering and the American Academy of Science.  He is a member of the Bay Area Business Hall of Fame and received the National Medal of Technology in 1988.  Mr. Cook holds a B.S. in Engineering from Massachusetts Institute of Technology.  The Board selected Mr. Cook as a Director after its initial public offering because of his successful tenure as founder and Chief Executive Officer of a high-growth technology company, his expertise in material science and markets, and his strategic and organizational business acumen.

Arve Hanstveit has served as a member of our Board of Directors since 1995.  From 1997 through 2010, Mr. Hanstveit served as Partner and Vice President of ABG Sundal Collier, a Scandinavian investment bank, where he was responsible for advising U.S. institutional investors on equity investments in Nordic companies.  Prior to joining ABG Sundal Collier, Mr. Hanstveit worked as a Securities Analyst and as a Portfolio Manager for TIAA-CREF, a large U.S. institutional investor.  From 2007 through 2010, Mr. Hanstveit served on the Board of Directors of Kezzler AS, a privately-held Norwegian company that delivers secure track-and-trace solutions.  He is also a member of the Norwegian American Chamber of Commerce and the New York Angels, an independent consortium of accredited angel investors who provide equity capital for early-stage companies in the New York City area.  Mr. Hanstveit holds a B.A. in Business from the Norwegian School of Management and an M.B.A. from the University of Wisconsin, Madison.  The Board selected Mr. Hanstveit as a Director due to his early investment in the Company, his years of experience as a portfolio manager and securities analyst, his detailed understanding of global financial markets, and his extensive knowledge of the Company, its products, and markets.

Fred Olav Johannessen has served as a member of the Board of Directors since August 1995.  Mr. Johannessen is the Founder and Owner of Nordiska Literary Agency, a Danish company that licenses theater productions and musicals in Scandinavia.  Mr. Johannessen has served on the Board of Directors of Thalia Teater AS, a private theater production company in Norway, since June 1985.  He has also been a member of the Board of Directors of Folin, a private European company that invests in literary agencies, since March 1999.  He joined the Board of Directors of SynchroNet Logistics Inc., a maritime technology service provider, in 2010.  Prior to his work in theater, Mr. Johannessen worked as a Securities Analyst and owned and managed several radio stations in Scandinavia.  Mr. Johannessen earned his M.S. in Finance from Colorado State University.  The Board selected Mr. Johannessen as a Director because of his early investment in the Company, his prior experience as a securities analyst, his financial know-how, and his entrepreneurship.

Robert Yu Lang Mao joined our Board of Directors in September 2010.  Mr. Mao was on the Board of Directors of 3Com Corporation from 2007 to 2010.  He is currently a Board member of Taiwan-based Yulon-Nissan Motor Company, which is listed on the Taiwan Stock Exchange.  He serves as a member of the Board of Directors of Ubee Interactive Corporation, a supplier of broadband access equipment and devices to multimedia and telecom service providers worldwide, and Pyroswift Holdings, Ltd., a supplier of high-intensity LED lighting modules and equipment.  Both Ubee and Pyroswift are private companies.  Mr. Mao served as a Board Director of Hurray! Holding Co. Ltd., a NASDAQ-listed company before it was acquired by another company in 2009, from March 2003 to August 2009.  Mr. Mao also served as a Board member of US-China Business Council and as a Board member and Vice Chairman of the Pacific Telecommunication Council.  Mr. Mao was the CEO from 2008 to 2010 of 3Com Corporation, a developer of computer networking and security solutions, where he helped expand the company’s business in Europe, the Middle East, the Americas, Asia Pacific, and China.  He completed the M&A transaction in which 3Com was acquired by Hewlett-Packard Company in April of 2010.  Prior to 3Com Corporation, he worked for Nortel Networks, a broad-based communications technology company, as CEO of the company’s Greater China operations from 1997 to 2006.  Before joining Nortel, he was Regional President of the Greater China region for Alcatel-Lucent from 1995 to 1997.  He also held executive positions at Alcatel and ITT in Asia and the United States.  Mr. Mao holds a B.S. in Material Science and an M.S. in Metallurgical Engineering from Cornell University and an M.B.A. in Management from the Massachusetts Institute of Technology (MIT).  The Board selected Mr. Mao to serve as a Director because of his prior executive experience helping equipment manufacturers expand into new product and geographic markets, his knowledge of the China market, and his strong strategic and analytic skills.

Dr. Marie-Elisabeth Paté-Cornell has served as a Director of the Company since February 2009.  Dr. Paté-Cornell is a Professor at Stanford University in the Department of Management Science and Engineering.  She served as this department’s Chair from January 2000 until 2011.  She was a Professor at Stanford’s Department of Industrial Engineering and Engineering Management from September 1991 to December 1999 and became Chair of that department in September 1997, a position she held until December 1999.  She has been a member of the Board of Trustees of Aerospace Corporation since 2004 and of InQtel since 2006.  She was elected as a member of the Board of

Draper Laboratory in 2009.  Dr. Paté-Cornell has been a member of the National Academy of Engineering since 1995 and served as a member of its Council from 2001 to 2007.  She received a B.S. in Mathematics and Physics from the University of Marseilles in France, an M.S. and Engineering Degree from the Institute Polytechnique in Grenoble, France, an M.S. in Operations Research from Stanford University, and a Ph.D. in Engineering-Economic Systems from Stanford University.  The Board selected Dr. Paté-Cornell as a Director because of her leadership role at a major U.S. university, her academic background in management science and engineering, her work in public policy, and her specialized knowledge of risk analysis and management.

Dominique Trempont has served as a Director of the Company since July 2008.  He also serves on the Board of Directors of the following companies, with a strategic focus on disruptive technologies, emerging markets, and Asia:  RealNetworks (NASDAQ: RNWK), a leader in on-line entertainment (video, music, SMS, ring tones, games); The Daily Mail and General Trust (London Stock Exchange DMGT.L), a global B2B and B2C media company focused on high-quality content and publishing applications; on24, a late-stage private software-as-a-service company and leader in virtual events and webcasting; and Trion Worlds, Inc., a private cloud-based multiplayer online gaming company.  From 2005 until November 2011, he served as a Director of Finisar (NASDAQ: FNSR), a leader in high-speed fiber optic communication systems.  From October 2006 to April 2010, Mr. Trempont served as Director and was Chairman of the audit committee of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010.  Mr. Trempont spent the first 14 years of his career as a senior executive with Raychem Corporation, a leader in material science.  From 1992 to 2002, he was Chairman, President, and Chief Executive Officer of Kanisa, Inc., a start-up company focused on natural language search and knowledge management software until its merger with Serviceware, now Knova, Inc.  From 1993 through 1997, he served as Chief Financial Officer and Head of Operations of NeXT Software.  After NeXT was acquired by Apple Computer Corporation, he served as Chief Executive Officer of Gemplus Corp (now a part of Gemalto), a developer of smart-card solutions.  Mr. Trempont received a B.S. in Economics from College Saint Louis (Belgium), a B.S. in Business Administration and Computer Sciences from IAG (LSM) at the University of Louvain (Belgium), and an M.B.A. from INSEAD (France/Singapore).  The Board selected Mr. Trempont as a Director after our initial public offering because of his prior board and audit committee experience with established public companies (including as chairman of the Audit Committee of 3Com), his financial expertise, and his operational experience at global and multi-cultural technology companies.

Alexander J. Buehler joined the Company in May 2011 as its Chief Financial Officer.  Mr. Buehler is a highly analytical business executive with years of experience in general management and strategic planning as well as new product development, corporate development, operations management, and manufacturing process optimization.  Prior to joining Energy Recovery, he was at Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global, leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas.  While at Insituform, Mr. Buehler held several executive-level positions in the U.S and abroad, most recently as General Manager for the European division.  Mr. Buehler has substantial experience in the global water industry and was critical in a number of acquisitions into the oil & gas market.  Mr. Buehler received a B.S. in Civil Engineering from the United States Military Academy at West Point and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

Borja Sanchez-Blanco currently serves as Senior Vice President of Sales.  He joined the Company as Vice President of our large projects sales group in December 2005.  Prior to joining the Company, he was a Vice President of Veolia Water North America South LLC, a member of the Veolia Environment Group and was the Managing Director of its Caribbean operations.  From November 1997 to 2002, he was Chief Financial Officer of the Latin American and Caribbean operations of U.S. Filter Corporation.  From November 1991 to November 1997, he was Finance and Administration Manager of U.S. Filter’s Spanish subsidiary, known as Ionpure Technologies, S.A., prior to its acquisition by U.S. Filter in 1993.  He currently serves on the Board of the European Desalination Society.  Mr. Blanco earned his degree in Business Administration and Economics from Madrid University and a Finance degree from Humberside Business School in the United Kingdom.

Dr. Prem Krish joined the Company in September 2011 as Vice President of Ceramic Product Development and was promoted to Chief Technology Officer in March 2012.  Dr. Krish brings over 25 years of product development experience in a career that spans Sohio, British Petroleum, Carborundum, Dorr-Oliver, Avery Dennison, and Inspectral Systems.  Dr. Krish conceived, developed, and deployed new products and innovative production processes for a wide range of industries including upstream and downstream petroleum, mining and mineral processing, ceramics manufacturing, and petrochemicals.  Dr. Krish has been successful in growing multiple new products into commercially viable and sizeable businesses by combining technical and domain expertise with sound business judgment.  He has led multifunctional teams in both large and small organizations.  Dr. Krish holds a bachelor’s degree in Metallurgical

Engineering from the Indian Institute of Technology and a Ph.D. in Materials Science with a minor in Chemical Engineering from the University of California at Berkeley.  He has attended the executive development program at the Kellogg School of Management at Northwestern University and is a patent holder and published author.

Nocair Bensalah joined the Company in January 2012 as Vice President of Manufacturing.  Mr. Bensalah is responsible for all the Company’s procurement and production operations.  From August 2005 through December 2011, Mr. Bensalah served in a variety of technical and operational leadership roles, including quality assurance, application engineering, new product development, project management, and operations at Insituform Technologies, Inc., (now Aegion Corporation; NASDAQ: AEGN), a global, leading supplier of water infrastructure technology and services for municipalities and industry, including oil and gas.  From October 1999 through July 2002, he served in various positions in quality assurance and manufacturing operations at ABB Inc. (NYSE: ABB), a global leader in power, robotics, and automation technologies.  Mr. Bensalah holds a B.S. in Mechanical Engineering from Temple University, an M.S. in Engineering Management from Western Michigan University, and an Executive M.B.A. from Washington University in St. Louis.  Mr. Bensalah is also a Six Sigma Black Belt, a certification program focused on quality assurance and manufacturing business processes.

Audrey Bold joined the Company in 2005 and leads the corporate marketing department, managing the Company's rapidly expanding global marketing objectives such as branding.  Ms. Bold has substantial experience in developing strategic marketing initiatives in growth environments.  Prior to her role at the Company, she was the Director of Marketing and Communications at DynTek, Inc., an information technology company.  Ms. Bold received her B.A. in Multidisciplinary Studies from Michigan State University.

Juan B. Otero joined the Company in September 2012 and serves as Corporate Counsel and Secretary.  From 2009 through 2012, he was General Counsel and Secretary of Trilliant Incorporated, a privately-held smart grid solutions provider.  From 2004 through 2009, Mr. Otero served as General Counsel and Secretary of Harris Stratex Networks (now Aviat Networks), a publicly traded provider of turnkey wireless networks solutions.  Previously, he held senior legal positions at Compaq Computer Corporation, the Hewlett-Packard Company, and Hitachi Data Systems.  Mr. Otero holds a J.D. from the University of Colorado, Boulder and a B.A. in International Relations from the University of California, Davis.  He is a member of the California and Colorado state bar associations.

RELATED PERSON POLICIES AND TRANSACTIONS

Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related-party transactions for potential conflicts of interest on an ongoing basis.  The NASDAQ listing rules require that the Company conduct an appropriate review of all related-person transactions (as defined in SEC rules) for potential conflict-of-interest situations on an ongoing basis by the Audit Committee or another independent body of the Board of Directors.

The Board’s Nominating and Corporate Governance Committee charter also provides that the Committee will review potential conflicts of interest.  The Company’s Code of Business Conduct also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to a supervisor, executive officer, or member of the Audit Committee as described in the code.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by the listing rules of the NASDAQ Global Market LLC.  Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website.  A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.energyrecovery.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to the Secretary of the Company.  To be timely for the 2014 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between January 10, 2014 and February 9, 2014.  A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2014 Annual Meeting of Stockholders must be received by the Company no later than January 10, 2014 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s common stock (collectively “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s common stock.  Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2012, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If any other business is properly brought before the Annual Meeting, the Board intends that such business will be voted upon by the persons voting the proxies consistent with the judgment of such persons.

It is important that the proxies be returned promptly and that your shares be represented.  Stockholders are urged to mark, date, execute, and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, ENERGY RECOVERY, INC., 1717 DOOLITTLE DRIVE, SAN LEANDRO, CALIFORNIA 94577, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED WITH THE FORM 10-K.

By Order of the Board of Directors,

Thomas S. Rooney, Jr.
President and Chief Executive Officer

April 26, 2013
San Leandro, California

ENERGY RECOVERY INC
ATTN: JUAN OTERO
1717 DOOLITTLE DRIVE
SAN LEANDRO, CA 94577

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following Class II Directors:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Mr. Arve Hanstveit	☐	☐	☐
1b. Mr. Hans Peter Michelet	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2 Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the year 2013.	☐	☐	☐
3 Advisory approval of the Company's Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

ENERGY RECOVERY INC
Annual Meeting of Shareholders
June 18, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Juan Otero and Alexander J. Buehler, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ENERGY RECOVERY INC that the Shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, PDT on 6/18/2013, at 1717 Doolittle Dr., San Leandro, CA 94577, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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